UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2020

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas	0-14939	63-0851141
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

802 SE Plaza Avenue, Suite 200, Bentonville, Arkansas 72712

(Address of principal executive offices, including zip code)

(479) 464-9944

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CRMT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 27, 2020, America’s Car-Mart, Inc., a Texas corporation (the “Company”), entered into a new employment agreement with its Chief Executive Officer, Jeffrey A. Williams, to be effective as of May 1, 2020. The employment agreement was approved by the Company’s Compensation Committee (the “Committee”) and the Board of Directors. The following summary of the material terms of the employment agreement is qualified in its entirety by reference to the full text of the agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Under the terms of the employment agreement, Mr. Williams will continue to serve as a senior executive officer of the Company’s operating subsidiary and will receive an annual base salary of $750,000, or such higher annual salary approved by the Board of Directors. Mr. Williams has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Company’s operating subsidiary and the Company’s nonqualified deferred compensation plan. He will also be entitled to earn an annual cash bonus under any incentive bonus plan in effect from time to time or as otherwise determined by the Committee and will be eligible for long-term incentive awards under the Company’s Amended and Restated Stock Option Plan and its Amended and Restated Stock Incentive Plan. The term of the employment agreement is for one year, which will automatically renew for successive one-year periods on May 1 of each year until notice of termination is given by either party.

The new employment agreement contains an agreement not to compete and a covenant against the solicitation of employees and customers for the term of his employment and a period of two years thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, and certain other customary covenants and restrictions.

Pursuant to the employment agreement, if the Company terminates Mr. Williams without cause, Mr. Williams will be entitled to receive, within 60 days after termination, a lump sum payment equal to 24 months of his base salary then in effect, plus the pro rata portion of any bonus earned through the date of termination. If Mr. Williams’ employment is terminated due to disability, he will be entitled to receive, within 60 days after termination, a lump sum payment equal to 24 months of his base salary then in effect, less any amounts payable to Mr. Williams under the Company’s disability insurance policy. If Mr. Williams’ employment is terminated due to his death, his estate will be entitled to receive, within 60 days after his death or as soon thereafter as practicable, his base salary then in effect through the end of the calendar month in which his death occurs, plus the pro rata portion of any bonus earned through the date of his death. In addition, upon Mr. Williams’ termination without cause or due to his death or disability, all of his unvested restricted stock and stock options will immediately vest in full without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the plans or award agreements applicable to such restricted shares or stock options. If Mr. Williams resigns or is terminated for cause (as defined in the employment agreement), the Company would have no obligation to pay base salary or benefits beyond the last day worked, and any unvested shares of restricted stock or stock options would be forfeited unless Mr. Williams’ service on our Board of Directors continues uninterrupted.

Change in Control Provisions. The employment agreement contains change in control provisions entitling Mr. Williams, upon the occurrence of certain events, to a cash payment and the immediate vesting of stock options and restricted stock. Payments to Mr. Williams under these change in control provisions are triggered upon an involuntary termination of his employment, or a voluntary termination of employment by Mr. Williams for good reason (as defined in the employment agreement), in connection with a change in control of the Company. Under the terms of the employment agreement, a “change in control” generally means the following:

·	the acquisition by an individual, entity or group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “Person”) of ownership of Company stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of our stock;

·	the acquisition by any Person during the twelve-month period ending on the date of the most recent acquisition by such Person of ownership of Company stock possessing 35% or more of the total voting power of our stock;

·	the replacement of a majority of the members of our Board of Directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election; or

·	the acquisition by any Person during the twelve-month period ending on the date of the most recent acquisition by such Person of Company assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of Company assets immediately prior to such acquisition.

If Mr. Williams terminates his employment with the Company for good reason or the Company terminates his employment other than for cause, in each case within six months before or 24 months after a change in control, the Company must pay Mr. Williams a lump sum cash payment equal to 24 months of his base salary in effect immediately prior to the double-trigger event date (as defined in the agreement), plus the pro rata portion of any bonus earned through such date, and all unvested restricted stock and stock options previously granted to Mr. Williams will vest in full without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the applicable equity compensation plans or award agreements. The “double-trigger event date” is defined as the later of the effective date of the change in control and the date Mr. Williams’ employment is terminated under the change in control provisions of the agreement. A termination for “cause” generally consists of a breach, willful failure to perform duties, gross negligence or wrongdoing by the executive officer. For purposes of the change in control provisions, “good reason” generally means Mr. Williams’ resignation within 30 days after the occurrence of any of the following events:

·	a significant reduction of the Mr. Williams’ duties, authority, responsibilities, or reporting relationships or the assignment to him of such reduced duties, authority, responsibilities, or reporting relationships, without his written consent; provided, however, that the change in control is not, in and of itself, a material adverse change in the Mr. Williams’ duties, authority, responsibilities or reporting relationships;

·	a material reduction in Mr. Williams’ base salary, bonus structure or benefits, with the result that his overall benefits package is significantly reduced; or

·	the relocation of Mr. Williams’ principal work location to a facility or a location more than 50 miles from his then present principal work location, without his written consent.

Under the terms of the employment agreement, in the event the change in control payments and any other payments to which Mr. Williams may be entitled in connection with the change in control of the Company exceed in the aggregate 2.99 times “base amount” (as defined by Section 280G of the Code) with respect to his compensation, which would result in excise taxes being owed by the executive under Code Section 4999 and the loss of a tax deduction by the Company under Code Section 280G for the excess payment above the base amount, the Company and Mr. Williams agree to retain an independent accounting firm to evaluate whether he would be better off by receiving the full change in control payments and paying the excise tax or by the Company reducing the aggregate payment amount so that it would not be subject to excise taxes under Section 4999 of the Code. Based on the accountant’s finding that Mr. Williams would be better off receiving the full payment amount and paying the required excise taxes, no change will be made in the change in control payments and the Company will forego its deduction for the amount of such payments above the base amount. Based on the accountant’s finding that Mr. Williams would be better off receiving the reduced change in control payments and not being subject to excise tax, the change in control payments will be reduced to an aggregate amount that does not exceed 2.99 times the base amount and the Company will retain its eligibility to deduct the amount actually paid.

Specified Employee Delay Provision. If Mr. Williams is a “specified employee” within the meaning of Section 409A of the Code, any benefits or payments that constitute a “deferral of compensation” under the Section 409A of the Code, become payable as a result of his termination for reasons other than death, and become due under the employment agreement during the first six months after termination of employment, will be delayed and all such delayed payments will be paid to him in full in the seventh month after the date of termination and all subsequent payments will be paid in accordance with their original payment schedule.

Item 8.01	Other Events

On February 27, 2020, the Company’s Board of Directors approved and adopted stock ownership guidelines for its named executive officers. The Company believes that promoting stock ownership aligns the interests of our executive officers with those of our stockholders and provides strong motivation to build stockholder value. Under the stock ownership guidelines, the Company’s Chief Executive Officer is expected to own shares of our common stock with a value equal to six times his annual base salary and the Company’s Chief Financial Officer and Chief Operating Officer are each expected to own shares of our common stock with a value equal to three times their respective annual base salaries.

For the purpose of calculating ownership under the guidelines, the Company defines ownership to include shares owned directly, unvested restricted shares subject to time-based vesting, and shares held in Company stock ownership plans or other Company benefit plans. Under the guidelines, named executive officers who fall below the guidelines may exercise non-qualified stock options in a cashless net exercise, but must hold the net shares acquired until such time that the guideline is met and must continue to hold the number of shares necessary to maintain compliance with the guideline.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, dated as of February 27, 2020, between America’s Car-Mart, Inc., an Arkansas corporation, and Jeffrey A. Williams.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Car-Mart, Inc.

Date: March 4, 2020	/s/ Vickie D. Judy
Vickie D. Judy
Chief Financial Officer
(Principal Financial Officer)